Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Donna M. Coughey, CEO
Joseph T. Crowley, CFO

Telephone: 215-646-5405

WILLOW GROVE BANCORP, INC. ANNOUNCES

RECORD SECOND QUARTER EARNINGS

Maple Glen, Pennsylvania – (February 6, 2006) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the “Bank”), reported record net income of $3.9 million, or $0.27 per diluted share, for the second quarter ended December 31, 2005, a 28% increase over $0.21 per diluted share on net income of $2.0 million, in the same quarter of 2004.   During the quarter, the Company’s operating results received the full benefit of its acquisition of Chester Valley Bancorp, which was consummated effective after the close of business on August 31, 2005.

The Company’s consolidated total assets were $1.6 billion at December 31, 2005, an increase of 64.5%, or $618.7 million, from total assets of $959.3 million at June 30, 2005.

Donna M. Coughey, President and CEO of the Company said: “The new Willow Grove Bank is off to a great start after closing the acquisition of Chester Valley Bancorp as reflected in this quarter’s results. Additionally, we completed the conversion of our core operating systems to a single platform in November.  We are now focusing our activities on growing our Company by increasing customer acceptance of our business model for a locally-based, customer-focused community bank.  During the quarter, we have begun to realize a number of our projected cost savings and are confident that the full benefit of the savings will be achievable.  The balance sheet restructuring, which began in September and continued during the most recent quarter, has resulted in increased margins.   The culmination of the restructure and the mix of assets and liabilities that were acquired through Chester Valley Bancorp resulted in a positive increase in our asset sensitivity, which has been beneficial in the current rising interest rate environment. For the quarter ended December 31, 2005, our net interest rate spread and net interest margin, computed on a fully tax equivalent basis, were 3.72% and 3.80%, respectively. This compares to 2.90% and 3.29%, respectively, for the quarter ended December 31, 2004. Additionally, as compared to the quarter ended September 30, 2005, the net interest margin increased from 3.46% to 3.80% or 34 basis points.”

Total deposits at quarter end were $1.0 billion, compared to $602.7 million at fiscal year-end, an increase of 67.2%.  Deposits did, however, experience a decline of approximately $23.1 million as compared to September 30, 2005. A portion of the decline is cyclical in that the Company’s municipal customers’ account balances historically decline during November and December and rebound as the municipalities increase their account balances during the first four calendar months as tax receipts are received. Pressure has been experienced in the Company’s higher balance money market and certificate accounts as competitors have significantly increased rates for these customers. To this point, the Company has not been willing to over pay for these deposits as loan growth has been funded through receipts from lower yielding investment security sales and repayments.

Net interest income for the quarter was $13.6 million, compared to $7.9 million in the prior year’s second quarter.  The growth was attributed primarily to growth in interest-earning asset balances year over year as well as the increase in the net interest margin.

At quarter end, total gross loans outstanding increased to nearly $1.1 billion, which represented an annualized growth rate of 6.8% for the combined organization through the second quarter.  Loan growth was primarily focused in commercial business loans, commercial real estate loans and consumer loans.    Credit quality of Willow Grove Bank’s loan portfolio at quarter end continued to be solid, with a ratio of non-performing loans to total loans of 0.52% at quarter end compared to 0.46% at June 30, 2005.  The Company’s allowance for loan losses totaled $14.2 million, or 1.33% of gross loans at quarter end, compared to $6.1 million, or 1.03% of total loans at June 30, 2005. The increase was the result of change in the mix of the loan portfolio with less concentration in lower risk single-family residential mortgage loans and a larger concentration in commercial loans.

Non-interest income was $2.3 million in the second quarter, an increase from $865 thousand in the second quarter of fiscal 2004. The rollout of Chester Valley Bancorp’s cash management products and other deposit service products as well as the investment management and trust services to the Willow Grove Bank customer base is expected to continue to drive growth in non-interest income during the fiscal year ending on June 30, 2006. Non-interest expense was $9.8 million, compared to $5.4 million in last year’s second quarter.  The Company has begun to realize the expected $2.0 million in annualized cost savings from the merger consolidation efforts.  Included in non-interest expense are approximately $ 250 thousand in severance charges related to displaced employees, $150 thousand in customer communication charges related to the back-office system conversion and professional fees of $200 thousand for consultants assisting in the merger integration as well as integrating the combined Sarbanes-Oxley Compliance initiatives.

Net income for the six-months ended December 31, 2005 was $4.8 million or $0.38 per diluted share compared to $3.8 million and $0.40 per diluted share for the six-months ended December 31, 2004. As noted above, the Chester Valley acquisition occurred after the close of business on August 31, 2005 and therefore the six-month results only reflect four months of the combination.

About Willow Grove Bank:

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and operates 27 branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, Maple Glen, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester, Pennsylvania.

Additional information is available at: www.willowgrovebank.com.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Grove Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Uncertainties regarding the integration of Chester Valley’s operations and the anticipated cost savings, among other factors, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements. Other factors that may affect the Company’s future operations are discussed in the documents filed by Willow Grove Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Grove Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW GROVE BANCORP INC. AND SUBSIDIARIES

Selected Financial Data

(Dollars in Thousands Except for Per Share Amounts)

CONSOLIDATED OPERATIONS DATA:

	Three-months Ended December 31,		Six-months Ended December 31,
	2005	2004	2005	2004
Total interest income	$21,605	$12,517	$37,177	$24,028
Total interest expense	7,971	4,645	14,326	8,765
Net interest income	13,634	7,872	22,851	15,263
Provision for loan losses	207	360	720	531
Net interest income after provision for loan losses	13,427	7,512	22,131	14,732
Total other income	2,326	865	2,689	1,632
Other operating expenses	9,767	5,423	17,609	10,773
Income before income taxes	5,986	2,954	7,211	5,591
Income tax expense	2,109	948	2,408	1,781
Net income	$3,877	$2,006	$4,803	$3,810
Earnings per common share
Basic	$0.27	$0.22	$0.38	$0.42
Diluted	$0.27	$0.21	$0.38	$0.40

CONSOLIDATED FINANCIAL CONDITION DATA:

	December 31, 2005	June 30, 2005
Total assets	$1,577,954	$959,255
Loans and loans held for sale, net	1,058,900	585,982
Deposits	1,007,555	602,678
Total liabilities and stockholders’ equity	1,577,954	959,255

OTHER SELECTED DATA:

	Three-months Ended December 31,				Six-months Ended December 31,
	2005		2004		2005		2004
Average interest rate spread (1)	3.72%		2.90%		3.50%		2.91%
Net interest margin (1)	3.80%		3.29%		3.64%		3.29%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.02	x	1.21	x	1.04	x	1.21	x
Non-performing assets to total assets	0.52%		0.46%		0.52%		0.46%
Basic earnings per share	$0.27		$0.22		$0.38		$0.42
Diluted earnings per share	$0.27		$0.21		$0.38		$0.40
Number of full-service offices at end of period	27		14		27		14

(1)          Computed on a fully tax equivalent basis. Management believes that the above-mentioned non-GAAP financial measures enhance investors’ understanding of the Company’s business and performance. However, these non-GAAP financial measures should not be considered an alternative to GAAP.  The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended December 31,
	2005			2004
	Interest Income	Tax Adjustment	Adjusted Income	Interest Income	Tax Adjustment	Adjusted Income
	(Dollars in thousands)
Loans	$17,495	$80	$17,575	$8,476	$—	$8,476
Investments	4,110	48	4,158	4,041	98	4,139
Total	$21,605	$128	$21,733	$12,517	$98	$12,615

Net interest spread	3.68%	0.04%	3.72%	2.85%	0.05%	2.90%
Net interest margin	3.77%	0.03%	3.80%	3.20%	0.09%	3.29%

	Six Months Ended December 31,
	2005			2004
	Interest Income	Tax Adjustment	Adjusted Income	Interest Income	Tax Adjustment	Adjusted Income
	(Dollars in thousands)
Loans	$29,244	$132	$29,376	$16,615	$—	$16,615
Investments	7,933	422	8,355	7,413	189	7,602
Total	$37,177	$554	$37,731	$24,028	$189	$24,217

Net interest spread	3.42%	0.08%	3.50%	2.79%	0.12%	2.91%
Net interest margin	3.55%	0.09%	3.64%	3.21%	0.08%	3.29%